UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2025

TopBuild Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-36870	47-3096382
(State or other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

475 North Williamson Boulevard Daytona Beach, Florida	32114
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 304-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BLD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 25, 2025 (the “Closing Date”), TopBuild Corp., a Delaware corporation (the “Company”), completed its previously reported private offering of $750.0 million aggregate principal amount of 5.625% Senior Notes due 2034 (the “Notes”).  The Company intends to use the net proceeds from the issuance of the Notes for general corporate purposes, which may include acquisitions.

The Notes were issued and are governed under an indenture, dated as of the Closing Date (the “Indenture”), by and among the Company, the Company’s direct and indirect wholly owned domestic subsidiaries that are borrowers or guarantors of obligations under the Company’s senior credit facilities (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

Interest and Maturity.  The Notes bear interest at 5.625% per annum, which accrues from the Closing Date, and will be payable semiannually in arrears on January 31 and July 31 of each year, beginning on July 31, 2026.  The Notes will mature on January 31, 2034 unless earlier redeemed or repurchased.

Guarantees.  The Notes are guaranteed on an unsecured senior basis by all of the Guarantors.  Additionally, each of the Company’s future direct and indirect wholly owned domestic subsidiaries that is a borrower or guarantor of obligations under the Company’s senior credit facilities or that guarantees certain of the Company’s other indebtedness will be required to join the Indenture as a guarantor of the Notes.

Ranking.  The Notes and the guarantees thereof are the general senior unsecured obligations of the Company and the Guarantors, respectively, and rank equal in right of payment with all of the Company’s and the Guarantors’ respective existing and future unsubordinated indebtedness.

Redemption.  The Company may redeem the Notes, in whole or in part, at any time on or after September 30, 2028 at the redemption prices specified in the Notes.  The Company may also redeem all or part of the Notes at any time prior to September 30, 2028 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium (as defined in the Indenture), as of, and accrued and unpaid interest to, the redemption date.  Additionally, the Company may redeem up to 40% of the aggregate principal amount of the Notes prior to September 30, 2028 with the net cash proceeds of certain sales of its capital stock at 105.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption only if, after the redemption, at least 60% of the aggregate principal amount of the Notes originally issued remains outstanding.

Change of Control.  If the Company undergoes a Change of Control (as defined in the Indenture) prior to maturity, the Company must make an offer to repurchase all of the Notes then outstanding at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest (if any) to, but not including, the repurchase date.

Covenants.  The Indenture contains restrictive covenants that, among other things, generally limit the ability of the Company and certain of its subsidiaries (subject to certain exceptions) to (i) create liens, (ii) sell assets, (iii) enter into transactions with affiliates and (iv) effect mergers.  The foregoing restrictive covenants are subject to a number of important exceptions and qualifications, as set forth in the Indenture.

Events of Default.  The Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others:  nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults in the payment of certain other indebtedness; and certain events of bankruptcy or insolvency.  Generally, if an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 30% in aggregate principal amount of the Notes then outstanding may declare the principal of, premium, if any, and accrued interest on all the Notes immediately due and payable.

No Registration.  The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.  This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing description of the Indenture and the Notes is only a summary and is qualified in its entirety by reference to the full text of the Indenture and the form of Note, which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1 4.2 104

Indenture, dated September 25, 2025, by and among TopBuild Corp., the Guarantors party thereto and U.S. Bank Trust Company, National Association, as Trustee

Form of 5.625% Senior Note due 2034 (included in Exhibit 4.1)

Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPBUILD CORP.

	By:	/s/ Madeline Otero
		Name:	Madeline Otero
		Title:	Vice President and Chief Accounting Officer (Principal Accounting Officer)
Dated: September 25, 2025